Exhibit 99.1

[LOGO]    FNB UNITED CORP.
_________________________________________________________
P.O. Box 1328, Asheboro, NC 27204  (336)626-8300


     For Information Contact:                       For Immediate Release
     Michael C. Miller/ (336)626-8300               September 26, 2006

          FNB UNITED CORP. ANNOUNCES EXECUTIVE LEADERSHIP POSITIONS

Asheboro, N.C. - FNB United Corp. (NASDAQ:FNBN) today announced that R. Mark Hensley has been named as Executive Vice President and Chief Banking Officer of its banking subsidiary, First National Bank and Trust Company, and that Robert
O. Bratton has been named Executive Vice President and Chief Administrative Officer of FNB United Corp. and First National.

As Chief Banking Officer, Hensley will lead the business production efforts in First National's 43 community office system. He joined First National five years ago as Mortgage Division Manager following a 20-plus year career with Wachovia Bank, where he led mortgage banking sales operations in two states.

As Chief Administrative Officer, Bratton will guide the organization's finance, information technology and operations functions. He previously served as the Chief Financial Officer for First Charter Corporation for 25 years as it grew from less than $100 million to over $4 billion in assets.

FNB United President and Chairman Michael Miller commented: "We are indeed fortunate to have individuals of this caliber guiding significant operations for us. Mark Hensley has demonstrated terrific leadership and proved his effectiveness within our growing bank. Bob Bratton has experienced first-hand the growth issues that FNB United Corp. now faces with its recent acquisitions of Integrity Financial and United Financial Corp. He is uniquely qualified to guide the infrastructure that will support our present and future growth."

FNB United Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, including its divisions First Gaston Bank, Catawba Valley Bank and Northwestern Bank, and Dover Mortgage Company. Opened in 1907, First National (MyYesBank.com) operates 26 community YES! Banks in Archdale, Asheboro, Biscoe, Burlington, China Grove, Ellerbe, Graham, Greensboro, Hillsborough, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. It also operates five community offices as First Gaston Bank (firstgaston.com) in Belmont, Dallas, Gastonia, Mt. Holly and Stanley, six community offices as Catawba Valley Bank (catawbavalleybank.com) in Hickory, Mooresville, Newton and Statesville and six community offices as Northwestern Bank of Wilkesboro (nwesternbank.com) in Boone, Millers Creek, Taylorsville, Wilkesboro and West Jefferson. Dover Mortgage Company (dovermortgage.com) operates 10 mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greensboro, Greenville, Lake Norman, Leland, Raleigh, Waxhaw and Wilmington. Through its subsidiaries, FNB United Corp. offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures deposits up to applicable limits.